EXHIBIT 99.1

For Immediate Release

Company Contacts:
Stoney M. (Mit) Stubbs, Jr. (CEO)
Thomas G. Yetter (CFO)
(214) 630-8090
ir@ffex.net

Frozen Food Express Industries, Inc. Announces
Pending Sale of Life Insurance Investment

Dallas, Texas—December 22, 2006—Frozen Food Express Industries, Inc., (Nasdaq: FFEX) announced today that it has definitively agreed to sell its remaining interest in one of its life insurance investments. As a result of this transaction, FFEX will book an approximate $5 million after-tax gain during the fourth quarter of 2006. The sale is expected to close next week.

Stoney M. “Mit” Stubbs, Jr., CEO and President of FFEX commented: “The life insurance investment is not relevant to our core business of hauling freight. This sale will enhance the value of our company. The policy’s market value is more than 3.5 times its book value.

“We are focused on monetizing non-core assets. Last month, we sold the remaining interest in our former non-freight business. This month, another of our former non-freight businesses repaid $1 million of the $3.1 million that they owe us in connection with that divestiture, which occurred in 2001.

“We intend to use the cash provided by these transactions, to the extent practical, to fund our on-going stock repurchase program.”

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service—providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net.

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management’s control and that may have a bearing on operating results are demand for the company’s services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions, highway and port congestion, the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.